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                                                                      EXHIBIT 24

                           Princeton Video Image, Inc.
                                15 Princess Road
                             Lawrenceville, NJ 08648

                                             May 22, 1998

Mr. Douglas J. Greenlaw
84 Villa Road B-26
Greenville, SC 29615

Dear Doug:

         This letter constitutes an amendment, effective as of the date hereof, to your employment agreement with Princeton Video Image, Inc. (the "Company") dated as of January 24, 1997 (the "Employment Agreement") and your Stock Option Agreements dated February 1, 1997 and January 24, 1998 (collectively, the "Option Agreements").

         In consideration of the new agreements contained herein between you and the Company, you agree that you will submit your resignation from the offices of President and Chief Executive Officer and as a director of the Company immediately upon the request of the Chairman of the Company. We anticipate that such request will occur prior to the next annual meeting of shareholders of the Company. The Company will continue to pay your current salary (exclusive of bonuses) through December 31, 1998. Except for those provisions specifically referenced in this letter, your Employment Agreement will be deemed terminated effective as of the date of receipt by the Company of your written resignation (the "Resignation Date").

         In connection with your resignation, you will be entitled to the following:

                  A. You will be compensated for any unused sick and vacation pay as of the Resignation Date, under the terms of the Company's Personnel Policy Handbook. Payment for all such accrued vacation and sick time will be made in a lump sum within thirty (30) days after the Resignation Date.

                  B. Pursuant to a federal law popularly known as COBRA, you have the right to continue coverage of your group health and medical insurance policies after the Resignation Date, at your cost, at the group rate plus a small administrative charge. Please communicate with Beth Dumont concerning your wishes to continue such coverage.
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Mr. Douglas J, Greenlaw
May 22, 1998
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         Notwithstanding your resignation, the Company will compensate you after the Resignation Date for consulting services as follows:

                  1. Pursuant to your Option Agreements, as of the date of this letter you have currently exercisable options to purchase 70,293 shares of the Company's Common Stock. The Option Agreements are hereby amended such that commencing on the date of this letter an additional 50,000 of the options granted by the Option Agreements will vest at the rate of one-thirtieth (1/30) per month for thirty (30) months, provided that you remain in the satisfactory employ of the Company as a consultant as provided under this letter. All other options previously granted to you shall be deem canceled. Under the current terms of the Option Agreements, any unexercised options which have vested by the Resignation Date will expire ninety (90) days after the Resignation Date. The Option Agreements are hereby further amended to provide that the options which have vested as of the Resignation Date and any options which vest after the Resignation Date pursuant to the second sentence of this paragraph, shall remain eligible for exercise until the close of business on the third anniversary of the Resignation Date (or if such day is not a business day, the next following business day), notwithstanding your ceasing to be an employee of the Company; provided, however, that such vested options shall cease to be exercisable if the Company determines that you have violated the terms of Section 2, 3, 4, 5 or 6 of this letter. Further, subject to approval by the Board of Directors of the Company which approval management shall recommend), the exercise price of the options granted by the Option Agreements which are in excess of $8.00 shall be reduced to eight dollars ($8.00) per share. You acknowledge that under applicable law, any vested options exercised more than three (3) months after you cease to be employed by the Company shall not be eligible for treatment as federal income tax qualified incentive stock options and shall be non-qualified stock options.

         2. You agree that, during the period from the Resignation Date until the third anniversary of such date, upon the exercise of any of the vested options, you will not sell, exchange, transfer or otherwise dispose of more than five thousand (5,000) shares per month or two thousand (2,000) shares per week of the underlying Common Stock. (The foregoing restriction shall not prohibit you from exercising any or all of the vested options at one or more times, should you so choose.) You further agree that the Company is authorized to instruct its registrar and transfer agent of such volume limitation on transfer and that the registrar and transfer agent may refuse to transfer shares submitted for transfer in excess of this limitation.

         3. You agree to provide to the Company such consulting services as may be reasonably requested by the Company between the Resignation Date and February 1, 2001 (the "Consulting Period"), provided that you shall not be obligated to travel or to provide any services which would conflict with other work or volunteer obligations you may have from time to time. During the Consulting Period you agree to continue to abide by, and be subject to, the obligations of Sections 7 (Developments), 8 (Non-Disclosure) and 9 (Non-Competition) of your Employment Agreement.

         4. You agree that during the Consulting Period you will not undertake any activity which, in the reasonable determination of the Company, is or could be detrimental to the reputation or business interests of the Company.
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Mr. Douglas J, Greenlaw
May 22, 1998
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         5. During the Consulting Period you agree to refrain from making any disparaging statements, whether written or oral, to any other person or entity concerning or relating to the Company, the business of the Company, any research or development program conducted by or for the benefit of the Company, or any director, officer or senior employee of the Company.

         6. You agree that as of the date of this letter you do not have any claims upon which you could sue the Company and that the Company shall only be financially obligated to you as provided in this letter. Further, you agree not to sue the Company with respect to, and you agree to waive and release the Company from, any and all claims, actions and causes of action, whether known or unknown, which you have or could claim on the Resignation Date. This release includes, without limitation, all claims arising during your employment or as a result of your resignation and all claims arising under federal, state or local laws prohibiting employment discrimination based upon age, race, religion, handicap, national origin or any other protected characteristic, including, but not limited to, any and all claims arising under the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq. or Title VII of the Civil Rights Act of 1964. You acknowledge that you are giving this release in consideration of the promises and obligations of the Company contained in this letter, which are in addition to any other payments or benefits to which you are entitled by virtue of your resignation.

         7. You acknowledge that all payments made to you by the Company pursuant to this letter, or otherwise in respect of your resignation, are subject to all applicable withholding requirements.

         8. The Company's obligations set forth in this letter are conditioned upon your compliance with the terms and conditions of this letter.
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Mr. Douglas J, Greenlaw
May 22, 1998
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         Please sign below to indicate your agreement to the terms and conditions of this letter. The enclosed copy is for your files.

                                                           Sincerely,

                                                           /s/ Brown F Williams

                                                           Brown F Williams
                                                           Chairman of the Board

Accepted and agreed to as of
the 22nd day of May 1998

/s/ Douglas J. Greenlaw
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Douglas J. Greenlaw